UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2006

                     BATTLE MOUNTAIN GOLD EXPLORATION CORP.
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             (Exact name of registrant as specified in its charter)

            Nevada                  000-50399            86-1066675
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(State or other jurisdiction       (Commission         (IRS Employer
      of incorporation)            File Number)       Identification No.)

      ONE EAST LIBERTY STREET, SIXTH FLOOR, SUITE 9, RENO, NEVADA 89504
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            (Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code (775) 686-6081

                                      N/A
                                      ---
                        (Former name or former address,
                         if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written  communications pursuant to Rule 425 under the Securities Act (17
    CFR  230.425)
[ ] Soliciting  material  pursuant  to Rule 14a-12 under the Exchange Act (17
    CFR  240.14a-12)
[ ] Pre-commencement  communications  pursuant  to  Rule  14d-2(b)  under the
    Exchange  Act  (17  CFR  240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Battle Mountain Gold Exploration Corp. is pleased to announce that it has completed the previously announced sale of its interests in Pediment Gold LLC ("Pediment") to members of Pediment's exploration team and founders, and the cancellation of the 7,800,000 shares involved in the transaction. The consideration for the sale consisted of (a) the cancellation of 7,800,000 previously issued shares of the Company's Common Stock and (2) the granting to the Company by Pediment of a 1.25% Net Smelter Royalty on the Hot Pot and a 1.25% Net Smelter Royalty on the Fletcher Junction exploration projects in Nevada.

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There are now 63,346,449 BMGX shares outstanding, which represents an approximate 11% reduction in the total number of shares outstanding before the Pediment transaction. There are no material relationships between the registrant or its affiliates and any of the parties, other than in respect of the agreement.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On July 14, 2006, David Atkinson was appointed to serve as Chief Financial Officer until the next annual meeting of shareholders.

Mr. Atkinson joins the Company after an eleven year career on Wall Street. For the past year, Mr. Atkinson has served as a consultant to Battle Mountain Gold Exploration Corp and assisted the Company in the recently announced purchase of royalty assets from IAMGOLD, Inc. From 2002 through 2004, Mr. Atkinson was a Director in the Investment Banking Group at Harris Nesbitt Corp., (BMO Financial Group) in New York. Mr. Atkinson focused on mergers and acquisitions and capital raising for mid and large sized corporate clients. From 2000-2002, Mr. Atkinson was a Senior Vice President/Director at Jefferies & Company, Inc. in New York. Prior to 2000, Mr. Atkinson was a senior member of the banking teams at ING Barings and Rothschild Inc., both in New York. During his career on Wall Street, Mr. Atkinson advised on a number of complex, cross border transactions, including working with Hanson PLC on the spin off of their US non-core operations and the eventual split up of the company. Mr. Atkinson also worked with N.V. Union Miniere's zinc mining subsidiary on its sale to Savage Resources.

Mr. Atkinson received his Masters of Business Administration from the Ivey School of Business at the University of Western Ontario, and his Bachelor of Commerce degree from the University of British Columbia.

Mr. Atkinson has entered into an employment agreement with the Company, effective May 1, 2006, for an initial term of three (3) years, with base compensation of US $125,000.00 per year, plus reimbursement of all Company-related expenses incurred. Mr. Atkinson was also granted 750,000 Restricted Shares of the Company, which vest equally over the term of the agreement. The Company may terminate the employment agreement for "Cause", as defined in the agreement, and Mr. Atkinson may terminate the employment agreement for "Good Reason", as defined in the agreement. Under certain circumstances, the Company may become obligated to pay Mr. Atkinson substantial cash penalties upon termination, all as set forth in the agreement.

On July 14, 2006, effective July 18, 2006, the Board elected two (2) additional directors to fill vacancies on the Board and to serve until the next annual meeting of shareholders:

Robert Connochie, MBA, is currently President of Behre Dolbear Capital. Mr. Connochie's previous positions include Chairman and President of Potash Company of America, and VP of Corporate Development of Rio Algom Limited. He has served as a director for a number of private and public companies, including Repadre International Corporation, the former owner of the company's international royalty portfolio. He holds a B.A. Sc. (Civil Eng.) from the University of British Columbia and a MBA from University of Western Ontario.

Christopher E. Herald, M.Sc. Mr. Herald has served as President, CEO, and Director of Crown Resources from June 1999 to present. Prior to his appointment as CEO of Crown, Mr. Herald served as President and Executive VP of Crown. Mr. Herald also serves as CEO and Director of Solitario Resources. He holds a M.S. in Geology from Colorado School of Mines and a B.S. in Geology from the University of Notre Dame.

The Company's Board now consists of five members, four of which are independent. Mr. Mark Kucher is the sole executive on the Board.

The Company has also formed the following subcommittees; audit, corporate governance and compensation. Each of the committees consists of three independent directors. These appointments are consistent with the company's plans to list on a senior stock exchange within the next year.

The compensation for Board of Directors will be in the form of restricted shares of the Company's Common Stock, payable at the end of the year of service. The new board members, Mssrs. Connochie and Herald, will be granted 500,000 shares each, which will vest 200,000 in July 2007, 200,000 in July 2008, and 100,000 in July 2009, and will be earned and issued only at the end of the director's year of service. Existing board members, Mssrs. Labadie and Crews, have been granted compensation of 500,000 shares of restricted stock each, 250,000 which will vest in July 2006, and 250,000 in July 2007, and will be earned and issued only at the end of the director's year of service.

ITEM 9.01 EXHIBITS

99.1     Press Release Announcing Two New Board Members
99.2     Employment Agreement- David Atkinson

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By: /s/ Mark Kucher
    -----------------
    Mark Kucher
    Chief Executive Officer

Dated:  July 18, 2006

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